PROSPECTUS                 Pricing Supplement No. 2732
Dated January 10, 1995     Dated January 26, 1996
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                      (Floating Rate Notes)

Trade Date:  January 26, 1996

Settlement Date (Original Issue Date):  January 31, 1996

Maturity Date:  February 1, 1999

Principal Amount (in Specified Currency):  US$15,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.00%

Net Proceeds to Issuer (in Specified Currency):  US$15,000,000

Interest Rate:
  Interest Calculation:
  X  Regular Floating Rate
  __ Inverse Floating Rate
  __ Other Floating Rate

  Interest Rate Basis:
  __ CD Rate   __ Commercial Paper Rate   __ Federal Funds Rate
  __ LIBOR  __ Prime Rate  __ Treasury Rate
  X   Other:  10-Year CMT Rate (as described below under
  "Additional Terms--Interest").

  Spread (Plus or Minus):  minus 0.80%
  Spread Multiplier:  N/A

  Index Maturity:  N/A
  Index Currency:  N/A

  Maximum Interest Rate:  N/A\
  Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.
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                      (Floating Rate Notes)
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                       Pricing Supplement No. 2732
                       Dated January 26, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723



  Interest Payment Dates:  Every February 1, May 1, August 1 and
  November 1, commencing May 1, 1996 (with respect to the period from and including the Original Issue Date to but excluding May
  1, 1996)

  Initial Interest Rate Per Annum:  To be determined two Business
  Days prior to the Original Issue Date based on the 10-Year CMT
  Rate minus 0.80%.

  Interest Reset Periods and Dates:  Quarterly, on each Interest
  Payment Date

  Interest Determination Dates:  Two Business Days prior to each
  Interest Reset Date

Form of Notes:

  X  DTC registered
  __ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

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                      (Floating Rate Notes)
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                       Pricing Supplement No. 2732
                       Dated January 26, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723



Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

  Interest.

  Interest on the Notes will be payable in U.S. dollars quarterly in arrear on the Interest Payment Dates set forth above. The interest rate will be adjusted quarterly on each Interest Reset Date pertaining to an Interest Reset Period and will be a per annum rate determined two Business days prior to each Interest Reset Date (each, an "Interest determination Date") and will be equal to the 10-Year CMT Rate (as defined below) minus 0.80%.

  As used herein, the following terms will have the following meanings:

  "10-Year CMT Rate" means, with respect to any Interest Reset Date, (i) the rate as published in H.15(519) (as defined below) appearing on Telerate Screen Page 7051 (as defined below) under the heading "DAILY TREASURY CONSTANT MATURITIES FROM THE ECONOMIC BULLETIN BOARD" under the caption "10-YR" as of 3:45 p.m., New York time, on the day that is two Business Days prior to such Interest Reset Date; (ii) in the event that the H.15(519) rate is not published, the Calculation Agent shall obtain bid quotations for the U.S. Government Treasury Note closest to ten years maturity from three U.S. Government Treasury dealers (the "Reference Dealers") (such quotations to be rounded to 5 decimal places) and the 10-Year CMT Rate will equal the arithmetic mean of the quotations so obtained, or the single rate quoted, as the case may be; and (iii) if none of the Reference Dealers are quoting as described in (ii) above, the 10-Year CMT Rate will be the last available rate appearing on Telerate Screen Page 7051 under the heading and caption described in (i) above.

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                      (Floating Rate Notes)
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                       Pricing Supplement No. 2732
                       Dated January 26, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723




  "H.15(519)" means the weekly statistical release designated as such, published by the Board of Governors of the Federal Reserve System.

  "Business Day" means any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed, or, with respect to any payment on a Note, a day on which the Federal Reserve Bank maintaining the book-entry account with respect to such Note is closed.

  "Telerate Screen Page 7051" means the display designated as "Page 7051" on the Telerate Service (or such other page as may replace Page 7051 on such service or such other service for the purpose of displaying constant maturity treasury rates).

  Accrued interest on any Note from the Original Issue Date or the last preceding Interest Payment Date, as the case may be, is calculated by multiplying the principal amount of such Note by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day from the Original Issue Date or the last preceding Interest Payment Date, as the case may be, to the date for which accrued interest is being calculated. The interest factor for each such day will be computed by dividing the interest rate applicable to such day be the actual number of days in the year in which such date falls. The amount of interest payable on any Note on any Interest Payment Date will be equal to the amount of accrued interest to but excluding such Interest Payment Date determined using the applicable accrued interest factor.

  The Calculation Agent for the Notes will be Credit Suisse
  Financial Products.

  General.

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

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                      (Floating Rate Notes)
                                             Page 5
                       Pricing Supplement No. 2732
                       Dated January 26, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723



Plan of Distribution:

  The Notes are being purchased by CS First Boston Corporation (the "Underwriter"), as principal, at 100% of the aggregate principal amount.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.